UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2021

TransDigm Group Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street,	Suite 3000,	Cleveland,	Ohio	44114
(Address of principal executive offices)				(Zip Code)

(216) 706-2960
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, $0.01 par value	TDG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.
On August 10, 2021, TransDigm Group Incorporated (“TransDigm Group” or the “Company”) issued a press release (the "Press Release") announcing its financial results for its third quarter ended July 3, 2021 and certain other information. A copy of this press release is furnished with this Current Report as Exhibit 99.1 and is incorporated herein by reference.
The information contained in this item and in the accompanying exhibit shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof. The information in this item, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.
TransDigm Group will host a conference call for investors and security analysts on August 10, 2021, beginning at 11:00 a.m., Eastern Time. To join the call, dial (833) 397-0943 and enter the passcode 7297154. International callers should dial (720) 405-3217 and use the same passcode. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”
The call will be archived on the website and available for replay later that day. A telephone replay will be available for one week by dialing (855) 859-2056 and entering the passcode 7297154. International callers should dial (404) 537-3406 and use the same passcode.

Item 5.02.	Departure Of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 6, 2021, the Company’s Board of Directors appointed W. Nicholas Howley as Chairman of the Board of Directors. Mr. Howley has served as Executive Chairman since April 26, 2018. In his role as Chairman of the Board, Mr. Howley will continue to primarily focus his efforts on matters relating to significant mergers and acquisitions, capital allocation and deployment, major strategic initiatives and issues, and leadership of the Board of Directors.
Also on August 6, 2021, the Company and Mr. Howley entered into a Stock Option Agreement (the “Option Agreement”). Pursuant to the Option Agreement, (i) Mr. Howley’s Fifth Amended and Restated Employment Agreement with the Company dated April 26, 2018 was terminated, other than the non-competition and non-solicitation covenants contained therein which continue until September 30, 2023 and the non-disclosure obligations contained therein which continue indefinitely, and (ii) the Company issued to Mr. Howley a one-time grant of 105,000 non-qualified stock options (the “Options”) with an exercise price of $629.11, the closing price of the Company’s common stock on August 6, 2021. The Options will be eligible to vest as follows: up to 40% of the Options will be eligible to vest at the end of fiscal year 2022, up to 40% of the Options will be eligible to vest at the end of fiscal year 2023, and up to 20% of the Options will be eligible to vest at the end of fiscal year 2024. In each case, vesting will be subject to the satisfaction of criteria related to the Company’s performance to be determined by the Compensation Committee of the Board of Directors consistent with the criteria applicable to options granted to Company senior management in fiscal 2022. The Option Agreement provides that upon termination of Mr. Howley as Chairman by reason of death, disability, termination without cause, resignation from the Board or failure of Mr. Howley to be re-elected to the Board, 40% of the remaining unvested options may continue to vest in accordance with their terms for a termination on or after October 1, 2022 and prior to October 1, 2023, 80% of the remaining options may continue to vest in accordance with their terms for a termination on or after October 1, 2023 and prior to October 1, 2024, and 100% of the remaining options, if any, may continue to vest in accordance with their terms for a termination on or after October 1, 2024. In each case, the continued vesting is subject to the applicable performance criteria. The Option will be the sole compensation for Mr. Howley’s continued service on the Board and he will not receive any Board fees.
Pursuant to the Option Agreement, the Company is required to indemnify Mr. Howley to the fullest extent permitted under Delaware law, and Mr. Howley is entitled to the protection of the Company’s directors and officers insurance policies, in each case in connection with his service as an officer, director or employee of the Company. Mr. Howley is required to hold stock or vested in-the-money options with a value of at least $6,000,000 and at least $3,000,000 of that must be held in stock.
The foregoing description of the terms of the Option Agreement is qualified in its entirety by the full text of the Option Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are being filed with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release
10.1	Option Agreement dated August 6, 2021 between the Company and W. Nicholas Howley
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By	/s/ Michael Lisman
Michael Lisman
Chief Financial Officer (Principal Financial Officer)

Date: August 10, 2021